Exhibit 10.13

AGREEMENT

Made and executed in Ramat Gan this              day of January, 2008

BETWEEN:	Mr. Avraham Shkalim, I.D. 016314312
Of 24 Hashoshanim St., Nesher
(hereinafter: “Mr. Shkalim”)

of the first part;

AND:	Company in Formation by D. Medical Industries Ltd.,
Of 7 Jabotinsky Street, Ramat Gan
(hereinafter: “the Company in Formation”)

of the second part;

AND:	D. Medical Industries Ltd., public company no. 520041955
Of 7 Jabotinsky Street, Ramat Gan
(hereinafter: “D. Medical”)

of the third part;

WHEREAS	D. Medical wishes to form a company that will carry on the business of developing, production, marketing and sale of disposable equipment for insulin pumps (hereinafter: “the Disposable Equipment”) and/or any other act that relates to the Disposable Equipment; and

WHEREAS	The Company in Formation has entered into an agreement with Nilimedix Ltd., in connection with the Disposable Equipment, a copy of which Agreement is attached hereto as an integral part thereof and marked as Appendix A; and

WHEREAS	The Company wishes to receive development services in connection with the Disposable Equipment (hereinafter: “the Services”) from Mr. Shkalim and Mr. Shkalim agrees to provide such development services to the Company, subject to the conditions hereinafter contained; and

WHEREAS	The parties wish to enter into this Agreement in order to regulate the receipt of consulting and development services from Mr. Shkalim to the Company in Formation;

It is therefore declared, stipulated and agreed between the parties as follows:

1.	Preamble and interpretation

1.1	The preamble to this Agreement constitutes an integral part hereof and will be read as one with the remaining sections thereof.

1.2	The headings of the sections in this Agreement are for convenience only and are not to be applied for purposes of interpretation.

1.3	No modification, addition to or derogation from this Agreement will have any effect following the date of the signature thereof unless made in writing and signed by all the parties.

1.4	Unless otherwise stated in this Agreement, no provision contained in any of the terms and conditions contained in this Agreement will serve to derogate from any other condition or provision herein contained but will be in addition thereto.

1.5	Terms and expressions in the singular include the plural and vice-versa, and the feminine includes the masculine and vice-versa and any references to individuals will similarly extend to corporations and vice-versa.

1.6	Any Appendix attached hereto constitutes an integral part hereof.

2.	Warranties and Representations of Mr. Shkalim

2.1	Mr. Shkalim undertakes to invest approximately hours a week of his time in providing the Services to the Company in Formation, the consideration for Mr. Shkalim’s work to be paid to Nilimedix according to the Agreement that was signed between the Company in Formation and Nilimedix Ltd. (hereinafter: “Nilimedix”).

2.2	All rights in the Disposable Equipment and/or in the intellectual property that may derive from it, including patents or applications to register patents, belong to the Company in Formation.

3.	Allotment of shares to Mr. Shkalim in the Company in Formation

3.1	The parties agree that Mr. Shkalim will be entitled to an allotment of shares of the Company in Formation of a class having the highest preference that will be held at any time by D. Medical, in the Company in Formation, which will reflect a holding rate by Mr. Shkalim of 9.9% (nine point nine percent) of the issued and paid up share capital of the Company in Formation on a fully diluted basis of all the securities that will be allotted or granted by the Company in Formation at any time (hereinafter: “Full Dilution”). It is agreed that until US$ 1,000,000 (one million U.S. dollars) have been invested (excluding the sum of US$ 700,000 that has been granted as a loan by D. Medical to the Company in Formation) in the capital, the holding rate of Mr. Shkalim will not be diluted below 9.9% of the capital of the Company in Formation as stated above as a result of an allotment of securities of the Company in Formation to any person, including, but without limitation, to the investors who will invest the sum of up to US$ 1,000,000 as stated. It is clarified that to the extent an amount in excess of US$ 1,000,000 will be invested in the Company, Mr. Shkalim’s holding rate will be correspondingly diluted.

3.2	As long as Mr. Shkalim holds shares in the Company in Formation, Mr. Shkalim will be a director of the Company.

3.3	It is agreed that Mr. Shkalim will be the manager of the Company and that the Board of Directors of the Company may in the future change the manager’s identity.

4.	Conversion of shares of the Company in Formation to shares of D. Medical

4.1	The parties agree that should the sales of the Company in Formation exceed the sum of US$ 1 million (in the aggregate from the date of the formation of the

Company in Formation) Mr. Shkalim will be entitled to convert, once, and without it being possible to convert on a number of occasions, all the warrants that are held by him in the Company in Formation into 2,340,749 shares of D. Medical, without consideration, subject to the transfer of the share warrants that are held by him in the Company in Formation, to D. Medical.

Mr. Shkalim’s entitlement to perform the transfer will be conditional on the fact that in addition to that stated above, the sales of the Company in Formation will exceed the sales of Sindolor Medical Ltd., (a private company in which at the date of the execution of this Agreement, D. Medical holds shares).

Conversion of the shares will be subject to the arrangement of all the tax matters that pertain to the conversion of the shares, by and at the expense of Mr. Shkalim.

4.2	In addition to the foregoing it is agreed that D. Medical will have the right, subject to the fulfillment of the terms of section 4.1, to effect a forced conversion of the warrants that are held by Mr. Shkalim in the Company in Formation into 2,340,749 shares of D. Medical.

4.3	It is agreed that in the event of Mr. Shkalim being unable to meet the tax payment applicable to him in respect of the forced conversion by D. Medical and/or will not present an exemption from deduction of tax, Mr. Avraham Shkalim will transfer all his shares in the Company in Formation to a trustee who will effect the conversion and will be entitled to sell that number of D. Medical shares that is equal to the amount required as a tax payment following conversion of the shares of the Company in Formation into D. Medical shares to such third party as will be determined by D. Medical. The balance of the shares following payment of such tax will be returned to Mr. Avraham Shkalim.

5.	Bonus to Avraham Shkalim

Mr. Shkalim will be entitled to the bonuses set out below:

5.1	If the sales of the Company in Formation exceed the sum of US$ 1 million (in the aggregate from the date of the formation of the Company in Formation, including sales to Nilimedix Ltd.,), Mr. Shkalim will receive a bonus of US$ 250,000.

5.2	Should the sales of the Company in Formation exceed the sum of US$ 26 million (in the aggregate from the date of the formation of the Company in Formation, including sales to Nilimedix Ltd.,), Mr. Shkalim will receive a bonus in addition to that stated in section 4.1 above in the sum of US$ 250,000 and in the aggregate, US$ 500,000.

5.3	Should the sales of the Company in Formation exceed the sum of US$ 51 million (in the aggregate from the date of the formation of the Company in Formation, including sales to Nilimedix Ltd.,), Mr. Shkalim will receive a bonus in addition to that stated in section 4.2 above in the sum of US$ 250,000 and in the aggregate, US$ 750,000.

5.4	Should the sales of the Company in Formation exceed the sum of US$ 76 million (in the aggregate from the date of the formation of the Company in Formation, including sales to Nilimedix Ltd.,), Mr. Shkalim will receive a bonus in addition to that stated in section 4.3 above in the sum of US$ 250,000 and in the aggregate, US$ 1,000,000.

5.5	The aggregate of all the bonuses to which Mr. Shkalim will be entitled will not exceed the sum of US$ 1,000,000.

With respect to this Agreement, “sales” is as detailed in the financial statements of the Company in Formation.

6.	Taxes

6.1	The Company in Formation will bear stamp duty that will apply (if and to the extent it applies) in connection with this Agreement.

7.	Condition precedent

This Agreement will enter into effect upon all of the following conditions being satisfied:

7.1	This Agreement is subject to the approval of the Board of Directors of the Company in Formation, which will be granted not later than 14 days after the date of the execution of this Agreement.

7.2	This Agreement is subject to the approval of the Board of Directors of D. Medical, which will be granted not later than 14 days after the date of the execution of this Agreement.

8.	Completion date of the transaction

The transaction under this Agreement will be completed within 14 days of the date on which the Board of Directors of the Company in Formation approves the transaction.

9.	Completion date of the transaction

On the date of the completion of the transaction Mr. Shkalim and the Company in Formation will convene at the offices of the Company in Formation and carry out the following actions:

9.1	The Company in Formation will furnish to Mr. Shkalim approval of the Board of Directors of the Company in Formation approving the Company’s entering into this Agreement.

9.2	The Company in Formation will furnish to Advocate Victor Teshuva the allotment letters according to section 3 above.

10.	General

The parties undertake to act in good faith and in mutual collaboration in order to execute the provisions of this Agreement including taking all actions, signing all documents and obtaining any approval that is required for the adequate performance of the terms of this Agreement.

Notices

11.1	Notice sent according to the parties’ addresses set out at the head of this Agreement by registered mail will be deemed to have been received by the addressee within 72 hours of being posted. Any such notice delivered in person will be deemed to have been received on the date of the service thereof.

11.2	Each party will be entitled to change its address for the purposes of this Agreement to another address in Israel by written notice that will be delivered to the other at such address.

11.3	This Agreement will not be changed or amended except by instrument in writing that will be signed by all of the parties to this Agreement. Any change or amendment to or in section 4 above will similarly be signed by D. Medical Industries Ltd., as a condition for the validity thereof.

11.4	No remedy conferred on any of the parties under this Agreement against the other shall exhaust the remedies that are conferred upon any party to this Agreement by law.

In witness whereof the parties have set their hands at the time and place first above written:

(signature)	(signature)
The Company in Formation	Mr. Shkalim
By D. Medical Industries Ltd.

(signature)
D. Medical Industries Ltd.

Appendix A

[See Exhibit 2.3 to the Registration Statement]